Exhibit 99.1
UNAUDITED SEGMENT RESULTS
The tables below present unaudited segment results for each quarter of the year ended December 31, 2017, and for each quarter of the pro forma combined year ended December 31, 2016, reflecting the Company's new reportable segments.
The unaudited segment results are presented on a historical basis for each quarter of the year ended December 31, 2017 and on a pro forma combined basis for each quarter of the year ended December 31, 2016.
Unaudited Pro Forma Financial Information
The unaudited pro forma segment results for each quarter of the year ended December 31, 2016, present consolidated segment results of operations giving pro forma effect as if the Business Combination (as defined below) had occurred as of January 1, 2016. The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations of Hostess Brands, Inc. that would have occurred had the Business Combination occurred as of January 1, 2016.
On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” the Company, then known as Gores Holdings, Inc., acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC. Hostess Holdings had acquired the Hostess brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner, free and clear of all past liabilities, in April 2013, and relaunched the Hostess brand later that year.
The Business Combination was accounted for using the acquisition method of accounting. The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and management's estimates and assumptions, are reflected herein. The total purchase price of approximately $2.4 billion to acquire Hostess Holdings, has been allocated to the assets acquired and assumed liabilities of Hostess Holdings based upon fair values at the date of acquisition. Third party valuation specialists conducted analyses in order to assist management in determining the fair values of the acquired assets and liabilities assumed. The Company has valued the fair value of assets acquired and liabilities assumed at the date of acquisition.
The unaudited pro forma financial information contains a variety of adjustments, assumptions and estimates, is subject to the assumptions and adjustments as described in the accompanying notes hereto and numerous other uncertainties, and should not be relied upon as being indicative of results of operations had the Business Combination occurred on January 1, 2016. The unaudited pro forma financial information also does not project results of operations for any future period or date.
For additional information with respect to the Company's presentation of unaudited pro forma financial information, please see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations-Supplemental Unaudited Pro Forma Financial Information" in the 2017 10-K.

Unaudited Segment Results

(In thousands)	Three Months Ended March 31,2017	Three Months Ended March 31, 2016	Pro Forma Adjustments		Three Months Ended March 31, 2016
	(Successor)	(Predecessor)			(Pro Forma)
Net Revenue
Sweet Baked Goods	$174,793	$160,217	$—		$160,217
In-Store Bakery	9,745	—	—		—
Total Net Revenue	$184,538	$160,217	$—		$160,217

Gross Profit
Sweet Baked Goods	$76,781	$70,325	$(258)	i.	$70,067
In-Store Bakery	2,514	—	—		—
Total Gross Profit	$79,295	$70,325	$(258)		$70,067

i. Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment

(In thousands)	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Pro Forma Adjustments		Three Months Ended June 30, 2016
	(Successor)	(Predecessor)			(Pro Forma)
Net Revenue
Sweet Baked Goods	$191,695	$185,515	$—		$185,515
In-Store Bakery	11,483	6,828	—		6,828
Total Net Revenue	$203,178	$192,343	$—		$192,343

Gross Profit
Sweet Baked Goods	$85,486	$84,433	$(242)	i.	$84,191
In-Store Bakery	2,958	1,993	—		1,993
Total Gross Profit	$88,444	$86,426	$(242)		$86,184

i. Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment

(In thousands)	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Pro Forma Adjustments		Three Months Ended September 30, 2016
	(Successor)	(Predecessor)			(Pro Forma)
Net Revenue
Sweet Baked Goods	$182,009	$186,519	$—		$186,519
In-Store Bakery	10,241	9,678	—		9,678
Total Net Revenue	$192,250	$196,197	$—		$196,197

Gross Profit
Sweet Baked Goods	$76,291	$80,031	$185	i.	$80,216
In-Store Bakery	2,074	2,548	—		2,548
Total Gross Profit	$78,365	$82,579	$185		$82,764

i. Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment

(In thousands)	Three Months Ended December 31, 2017	From November 4, 2016 Through December 31, 2016	From October 1, 2016 Through November 3, 2016	Pro Forma Adjustments		Three Months Ended December 31, 2016
	(Successor)	(Successor)	(Predecessor)			(Pro Forma Combined)
Net Revenue
Sweet Baked Goods	$185,330	$105,211	$63,394	$—		$168,605
In-Store Bakery	10,891	6,787	3,437	—		10,224
Total Net Revenue	$196,221	$111,998	$66,831	$—		$178,829

Gross Profit
Sweet Baked Goods	$78,358	$37,387	$26,087	$10,547	i.	$74,021
In-Store Bakery	2,435	1,327	1,112	504	i.	2,943
Total Gross Profit	$80,793	$38,714	$27,199	$11,051		$76,964

i. Represents the non-cash impact of the remeasurement of inventory at fair value as a result of the Business Combination of approximately $8.9 million and special payments the Company made to certain bakery facility employees in connection with the Business Combination, offset by the impact to depreciation and amortization associated with the allocation of the purchase price to property and equipment.